Exhibit 99.1

 AMERIGROUP CORPORATION EARNS $24,604,000 NET INCOME OR $0.46 PER DILUTED SHARE

                      2006 FULL-YEAR EPS ESTIMATE INCREASED

      2007 FULL-YEAR OUTLOOK INTRODUCED WITH EPS ESTIMATE OF $1.80 - $1.95

    VIRGINIA BEACH, Va., Oct. 26 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the third quarter of 2006 was $24,604,000, or $0.46 per diluted share, compared with a net loss of $2,260,000, or $0.04 per diluted share, for the third quarter of 2005. Third quarter 2006 was favorably impacted by net prior period amounts of approximately $3,244,000 pre-tax, or $0.04 per diluted share net of income taxes. Excluding the impact of these prior period amounts, third quarter net income would have been $22,592,000 or $0.42 per diluted share.

    For the nine months ended September 30, 2006, net income increased 89.4 percent to $77,162,000, or $1.46 per diluted share compared with $40,731,000, or $0.77 per diluted share for the nine months ended September 30, 2005.

    Highlights for the third quarter of 2006 include:

    * Organic premium revenue increased 19.9 percent compared with the prior year.

    * The health benefits ratio for the quarter was 82.3 percent of premium revenues excluding the positive impact from the prior period amounts.

    * Unregulated cash and investments were $153,508,000.

    * Cash flow from operations was $205,336,000 for the nine months ended September 30, 2006.

    * Days in claims payable was 58, compared to 56 days in the previous quarter.

    * Successful launch into three additional regions in Georgia (North, East and Southeast), with 177,000 members statewide at September 30, 2006. Enrollment in Georgia increased further in October to over 200,000 members.

    * The Company has increased and narrowed the range for its 2006 annual estimates for earnings per diluted share to $1.79 to $1.81, which compares to previously issued earnings per diluted share estimates of $1.63 to $1.68.

    * The Company has introduced its full-year outlook for 2007, which includes an estimate of earnings per diluted share of $1.80 to $1.95, reflecting net income growth of over 25 percent excluding prior year amounts. Organic premium revenue growth is expected in the range of 25 percent to 30 percent.

    "Our Company's solid performance in the third quarter demonstrates that our hard work over the past year has been effective," said Jeffrey L. McWaters, Chairman and Chief Executive Officer of AMERIGROUP Corporation. "We still have work to do, and our process improvements and system enhancements are ongoing. However, I am enthusiastic about the progress made in the past few quarters and the visibility into future growth."

    Positive Resolution of Shareholder Litigation

    The Company is also announcing today that it has reached an agreement in principle to resolve class action shareholder litigation pending in the U.S. District Court for the Eastern District of Virginia. Under the terms of the agreement, a settlement fund of $5,000,000 will be created by the Company's insurance carrier to end all claims against the Company. In addition, all claims asserted against the individuals named in the lawsuit will be immediately dismissed.

    "AMERIGROUP reluctantly agreed to a practical resolution of this issue to halt the substantial legal expense, inconvenience and distraction of continued litigation," said McWaters.

    "As defendants, we would have preferred to litigate this case to conclusion and prove that the Company and its associates did not violate federal securities laws and acted in the best interests of our shareholders." McWaters continued. "Those who know AMERIGROUP can attest to a culture that endeavors to the highest standards of ethical behavior and integrity in every thing we do."

    "Nevertheless, continuing to contest this suit would not be in the best interests of our Company or shareholders. Therefore, we have reluctantly concluded that we should put this matter behind us and focus our energies on serving our members and state partners and the continued growth and success of our Company."

    The settlement is subject to, among other things, execution of a definitive agreement and the Court's approval.

    Qui Tam Litigation

    Court proceedings for the Qui Tam litigation filed against AMERIGROUP and our Illinois subsidiary began on October 4, 2006, in U.S. District Court in Chicago. AMERIGROUP is vigorously contesting the claims in this lawsuit and we believe that our Illinois health plan associates behaved in accordance with the directions of the Illinois Department of Public Assistance and in the best interest of our members. The defense is expected to conclude this week and the case should go to the jury shortly thereafter.

    Revenue

    Total revenues for the third quarter of 2006 increased 20.7 percent to $709,084,000 compared with $587,393,000 for the third quarter of 2005, resulting from 19.9 percent organic premium revenue growth. Revenues were adversely affected in the quarter by a $5,147,000 reserve for a potential behavioral health premium recoupment in Florida related to prior periods. For the nine months ended September 30, 2006, total revenues increased 18.5 percent to $2,025,402,000 from $1,709,627,000 for the nine months ended September 30, 2005, reflecting 17.7 percent organic premium revenue growth.

    Membership

    Membership increased 11.4 percent, or 125,000 members, to 1,224,000 at quarter end, as compared with 1,099,000 members at September 30, 2005. Sequentially, membership increased 4.1 percent, or 48,000 members, from the second quarter of 2006.

    Health Benefits

    Health benefits as a percent of premium revenues was 81.7 percent for the third quarter of 2006 versus 89.3 percent for the third quarter of 2005. Current quarter health benefits reflect a favorable revision to medical expense estimates in the first two quarters of the year for our AMERIVANTAGE SNP membership of approximately $6,000,000 pre-tax, or $0.07 per diluted share. Medical expenses were also favorably impacted by approximately $2,400,000 pre-tax, or $0.03 per diluted share, due to renegotiated ancillary contracts with retroactive features and other prior period development. Excluding the impact of the prior period amounts, the health benefits ratio for the third quarter 2006 would have been 82.3 percent.

    "While medical expenses were lowered in the quarter due to a revision of previous estimates for our AMERIVANTAGE SNP product, our underlying medical expense experience in the quarter showed continued improvement," said James W. Truess, Executive Vice President and Chief Financial Officer of AMERIGROUP Corporation.

    Selling, General and Administrative Expenses

    The selling, general and administrative expense ratio was 13.0 percent of total revenues for the third quarter of 2006, unchanged since the second quarter of 2006, and compares to 10.8 percent in the third quarter of 2005.

    Balance Sheet and Cash Flow Highlights

    Cash and investments at September 30, 2006, totaled $822,576,000, of which $153,508,000 was unregulated. Medical claims liabilities totaled $361,342,000, representing 58 days in claims payable, which is in-line with our expectation of 55 to 65 days, and compares to 56 days in the previous quarter.

    Cash flow provided by operations totaled $205,336,000 for the nine months ended September 30, 2006, compared to cash flow provided by operations of $55,306,000 for the same period in the prior year. The key drivers of the change between the two periods relate to the increase in net income, together with increases in cash flows resulting from the changes in premium receivables, unearned revenue and accrued liabilities offset by changes in deferred taxes.

    Full-year 2006 Outlook

    The Company has increased its 2006 annual estimates for earnings per diluted share to $1.79 to $1.81, which compares to previously issued earnings per diluted share estimates of $1.63 to $1.68.

    The revised estimates include the impact relating to our pending entrance into the Tennessee market as well as preparation to serve Ohio's Aged, Blind and Disabled, or ABD, population and are based on the following assumptions, among others:

    * The timing of our continued expansion into the States of Georgia and Ohio and the assumption that these markets operate at expected levels;

    * Organic premium revenue growth is expected at the low-end of our 20.0 to
      22.0 percent range reflecting the timing of our entrance into new markets, specifically Georgia;

    * Annualized weighted-average rate increases of approximately 5.9 percent versus the previous estimate of 5.7 percent, are incorporated into our guidance based on the anticipated effective dates;

    * Health benefits ratio of approximately 83.0 percent of premium revenues for the full year reflecting an improvement of approximately 100 basis points over the previous estimate of less than 84.0 percent. This excludes the impact from the favorable prior year amounts reported in the first quarter of 2006 and includes the impact of new products and markets. Medical cost trend for 2006 continues to moderate from the expected 5.6 percent level to an estimated 4.7 percent;

    * Selling, general and administrative expense ratio of approximately 13.0 percent of total revenues versus the previous estimate of approximately
      12.5 percent. The increase is primarily attributed to startup costs for new markets and products related to Tennessee and the Ohio ABD population as well as legal costs associated with ongoing Qui Tam litigation;

    * Compensation expense due to the adoption of SFAS No.123(R) of $0.11 per diluted share for the year;

    * Income tax rate of approximately 39.0 percent; and

    * Fully diluted shares outstanding of approximately 53,200,000.

    Full-year 2007 Outlook

    The Company has introduced its 2007 full-year outlook. These estimates are predicated on the timing of our expansion into new markets and products and that they perform at underwritten levels. The estimates are as follows:

    * Organic revenue growth in the range of 25 to 30 percent;

    * Net income growth of over 25 percent over 2006 results excluding prior year amounts; and

    * Earnings per diluted share in the range of $1.80 to $1.95.

    AMERIGROUP senior management will discuss the Company's third quarter results on a conference call, Friday, October 27th at 9:30 a.m. Eastern Time. The conference call can be accessed by dialing 800-810-0924 (domestic) or 913-981-4900 (international) and providing passcode 1168403 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 1168403. The replay will be available beginning Friday, October 27th at 12:30 p.m. Eastern Time until Friday, November 3. The conference call will also be available through the investors' page of the Company's Web site, http://www.amerigroupcorp.com, or through http://www.earnings.com. A replay of the webcast will also be available at the sites listed above for 30 days, beginning approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP serves more than 1.2 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia. For more information, visit http://www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2006 and 2007 performance such as membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations of our successful implementation of operational improvements and expectations on the effective date and successful integration of any new markets or products as well as expansions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; the Company's ability to finalize a court approved settlement in the shareholder litigation; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

    Investors should also refer to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 1, 2006, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

    CONTACTS:
    Investors:  Julie Loftus Trudell      News Media:  Kent Jenkins Jr.
    Senior Vice President,                Senior Vice President,
    Investor Relations                    Communications
    AMERIGROUP Corporation                AMERIGROUP Corporation
    (757) 321-3597                        (757) 518-3671

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                  (dollars in thousands, except per share data)

                                      Three months ended                Nine months ended
                                         September 30,                    September 30,
                                 -----------------------------    -----------------------------
                                     2006            2005             2006            2005
                                 -------------   -------------    -------------   -------------
Revenues:
  Premium                        $     698,507   $     582,784    $   1,998,005   $   1,697,403
  Investment income and
   other                                10,577           4,609           27,397          12,224
    Total revenues                     709,084         587,393        2,025,402       1,709,627
Expenses:
  Health benefits                      570,928         520,243        1,624,339       1,437,718
  Selling, general and
   administrative                       92,316          63,596          255,054         183,382
  Depreciation and
   amortization                          6,076           6,508           19,257          20,260
  Interest                                 108             156              348             476
    Total expenses                     669,428         590,503        1,898,998       1,641,836
    Income (loss) before
     income taxes                       39,656          (3,110)         126,404          67,791
Income tax expense
 (benefit)                              15,052            (850)          49,242          27,060
    Net income (loss)            $      24,604   $      (2,260)   $      77,162   $      40,731

  Diluted net income
   (loss) per share              $        0.46   $       (0.04)   $        1.46   $        0.77

  Weighted average number
   of common shares and
   dilutive potential
   common shares
   outstanding                      53,331,741      51,420,856       52,957,069      53,008,886

    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                         Three months ended            Nine months ended
                                            September 30,               September 30,
                                      ------------------------     ------------------------
                                         2006          2005           2006          2005
                                      ----------    ----------     ----------    ----------
Premium revenue                             98.5%         99.2%          98.6%         99.3%
Investment income and other                  1.5           0.8            1.4           0.7
Total revenues                             100.0%        100.0%         100.0%        100.0%
Health benefits (1)                         81.7%         89.3%          81.3%         84.7%
Selling, general and administrative
 expenses                                   13.0%         10.8%          12.6%         10.7%
Income (loss) before income taxes            5.6%         (0.5)%          6.2%          4.0%
Net income (loss)                            3.5%         (0.4)%          3.8%          2.4%

    (1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

    The following table sets for the approximate number of our members we served in each state as of September 30, 2006 and 2005. Since we receive two premiums for members that are in both the AMERIVANTAGE and AMERIPLUS product, these members have been counted twice in the State of Texas.

                                    September 30,
                            -----------------------------
                                 2006           2005
                            -------------   -------------

Texas                             378,000         405,000
Florida                           203,000         215,000
Georgia                           177,000               -
Maryland                          144,000         136,000
New York                          128,000         130,000
New Jersey                        103,000         108,000
District of Columbia               41,000          41,000
Ohio                               28,000           1,000
Virginia                           22,000          19,000
Illinois (2)                            -          44,000
      Total                     1,224,000       1,099,000

    (2) AMERIGROUP exited the State of Illinois on July 31, 2006.

    The following table sets forth the approximate number of our members in each of our products as of September 30, 2006 and 2005. SNP members are counted in both the AMERIVANTAGE and AMERIPLUS products when we receive two premiums for those members.

                                    September 30,
                            -----------------------------
Product                         2006            2005
-------------------------   -------------   -------------
AMERICAID (Medicaid-TANF)         844,000         775,000
AMERIKIDS (SCHIP)                 242,000         196,000
AMERIPLUS (Medicaid-SSI)           90,000          87,000
AMERIFAM (FamilyCare)              43,000          41,000
AMERIVANTAGE (SNP)                  5,000               -
      Total                     1,224,000       1,099,000

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                              September 30,   December 31,
                                                  2006            2005
                                              -------------   -------------
                                                      (in thousands)
                Assets

Current assets:
  Cash and cash equivalents                   $     236,502   $     272,169
  Short-term investments                            225,071         130,054
  Premium receivables                                51,993          76,142
  Deferred income taxes                              24,567          11,972
  Prepaid expenses, provider and other
   receivables and other                             60,974          37,792
    Total current assets                            599,107         528,129

Property, equipment and software, net                73,871          61,664
Goodwill and other intangible assets, net           256,200         255,115
Long-term investments, including
 investments on deposit for licensure               361,003         241,540
Other long-term assets                                7,043           7,140
                                              $   1,297,224   $   1,093,588

 Liabilities and Stockholders' Equity

Current liabilities:
  Claims payable                              $     361,342   $     348,679
  Unearned revenue                                   78,715          32,598
  Accounts payable                                    7,638           7,243
  Accrued expenses, capital leases and
   other                                            102,581          46,350
    Total current liabilities                       550,276         434,870

Deferred income taxes, capital leases
 and other long-term liabilities                     14,567          17,164
    Total liabilities                               564,843         452,034

Stockholders' equity:
  Common stock, $.01 par value                          521             516
  Additional paid-in capital                        385,257         371,744
  Retained earnings                                 346,603         269,294
   Total stockholders' equity                       732,381         641,554
                                              $   1,297,224   $   1,093,588

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Nine months ended
                                                       September 30,
                                              -----------------------------
                                                  2006             2005
                                              -------------   -------------
                                                      (in thousands)
Cash flows from operating activities:
  Net income                                  $      77,162   $      40,731
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization                    19,257          20,260
    Gain on disposal of property,
     equipment and software                             (66)              -
    Deferred tax benefit                            (14,902)         (2,445)
    Compensation expense related to
     share-based payments                             6,731               -
    Tax benefit related to exercise of
     stock options                                        -           8,447
    Changes in assets and liabilities
     increasing (decreasing) cash flows
     from operations:
      Premium receivables                            24,149         (23,862)
      Prepaid expenses, provider and other
       receivables and other current assets         (13,136)         (3,186)
      Other assets                                     (283)         (1,121)
      Claims payable                                 12,663          18,205
      Unearned revenue                               46,117          21,545
      Accounts payable, accrued expenses
       and other current liabilities                 47,345         (22,538)
      Other long-term liabilities                       299            (730)
          Net cash provided by
           operating activities                     205,336          55,306

Cash flows from investing activities:
  (Purchase of) proceeds from sale of
   investments, net                                (203,861)         87,493
  Purchase of investments on deposit
   for licensure, net                               (10,472)         (9,886)
  Purchase of property, equipment and
   software                                         (27,337)        (18,058)
  Stock acquisition, net of cash
   acquired                                               -        (103,645)
  Purchase price adjustment paid                     (4,766)              -
          Net cash used in investing
           activities                              (246,436)        (44,096)

Cash flows from financing activities:
  Payment of capital lease obligations               (1,354)         (2,648)
  Payment of debt issuance costs                          -          (1,626)
  Proceeds from exercise of stock
   options                                            5,083           9,581
  Tax benefit related to exercise of
   stock options                                      1,704               -
          Net cash provided by
           financing activities                       5,433           5,307
Net (decrease) increase in cash and
 cash equivalents                                   (35,667)         16,517
Cash and cash equivalents at
 beginning of period                                272,169         227,130
Cash and cash equivalents at end of
 period                                       $     236,502   $     243,647

SOURCE  AMERIGROUP Corporation
    -0-                             10/26/2006
    /CONTACT: Investors: Julie Loftus Trudell, Senior Vice President, Investor Relations, +1-757-321-3597, or News Media: Kent Jenkins Jr., Senior Vice President, Communications, +1-757-518-3671, both of AMERIGROUP Corporation/
    /Web site:  http://www.amerigroupcorp.com /
    (AGP)